Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sirius XM Holdings Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-179600, No. 333-160386, No. 333-159206, No. 333-152574, No. 333-204302, and No. 333-205409) on Form S-8 of Sirius XM Holdings Inc. of our reports dated February 2, 2016, with respect to the consolidated balance sheets of Sirius XM Holdings Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Sirius XM Holdings Inc.

/s/ KPMG LLP

New York, New York

February 2, 2016